Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP SIGNS DEFINITIVE AGREEMENT TO
SELL THE SPEEDWAY CASINO FOR $18,175,000

CHESTER, WV — February 13, 2007— MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that its subsidiary, Speakeasy Gaming of Las Vegas, Inc., has entered into a definitive agreement with Mandekic Companies, LLC to sell its Speedway Casino in North Las Vegas, NV for $18,175,000 in cash.  The transaction is subject to customary conditions, including the approval of the Nevada Gaming Commission and the City of North Las Vegas.

Due diligence has been completed by the buyer and the closing is expected to take place within thirty days after the receipt of all required regulatory approvals, which the buyer must obtain within one year (but which the buyer may extend for up to six months).  The buyer currently intends to re-employ substantially all of the property’s employees after the closing.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia; Scioto Downs in Columbus, Ohio; the Ramada Inn and Speedway Casino in North Las Vegas, Nevada; Binion’s Gambling Hall & Hotel in Las Vegas, Nevada, and Presque Isle Downs, a thoroughbred racetrack with pari-mutuel wagering and slot machine gaming in Erie, Pennsylvania, which it intends to open as soon as possible upon final approval of the Pennsylvania Gaming Control Board.  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, Michigan.  Additionally, MTR owns a 50% interest in the North Metro Harness Initiative, LLC, which has a license to construct and operate a harness racetrack 30 miles north of downtown Minneapolis.  The Mountaineer facility, the Company’s primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning the sale of its Speedway Casino.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to, satisfaction of customary closing conditions, including but not limited to regulatory approvals, and the parties’ compliance with the terms of the definitive agreement.The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Loren G. Mortman (212) 836-9604
LMortman@equityny.com

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